As Filed with the Securities and Exchange Commission on January 7, 2003

Registration No. 333 — _____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BLUE RHINO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	56-1870472 (I.R.S. Employer Identification No.)

104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104
(336) 659-6900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Billy D. Prim
Chairman and Chief Executive Officer
Blue Rhino Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104
(336) 659-6900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Peter A. Zorn, Esq.
Womble Carlyle Sandridge & Rice, PLLC
One West Fourth Street
Winston-Salem, NC 27101
(336) 721-3634

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

Calculation of Registration Fee

Title of each class	Proposed maximum	Proposed maximum
of securities to be	Amount	offering price per	aggregate	Amount of
registered	To be registered (1)(2)	unit (3)	offering price (3)	registration fee

Common Stock	1,330,000 shares	$17.86	$23,753,800	$2,186

(1)  Includes 330,000 shares of common stock issuable upon the exercise of Additional Investment Rights held by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, such shares shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)  All of the shares of common stock offered hereby are being sold for the account of selling stockholders. See “Selling Stockholders.”

(3)  Estimated solely for purposes of calculating the registration fee and based on the average of the high and low sale prices for the Registrant’s common stock as reported on the Nasdaq National Market on January 2, 2003 in accordance with Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

1,330,000 Shares

[BLUE RHINO LOGO]

Common Stock

     This prospectus is part of a registration statement that covers 1,330,000 shares of our common stock that may be offered and sold from time to time by certain of our stockholders, including 330,000 shares issuable upon the exercise of Additional Investment Rights held by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock, except that we would receive proceeds from the selling stockholders upon any exercise of the Additional Investment Rights. We will bear the costs relating to the registration of the shares of common stock, which we estimate will be approximately $46,186.

     The selling stockholders may offer their shares through public or private transactions, on or off the Nasdaq National Market at prevailing market prices or at privately negotiated prices. The selling stockholders may make sales directly to purchasers or through brokers, agents, dealers or underwriters. The selling stockholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares.

     Our common stock is traded on the Nasdaq National Market under the symbol “RINO.” On January 2, 2003, the last reported sale price for the common stock on the Nasdaq National Market was $17.99 per share.

    Investing in the common stock involves certain risks. See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated ________ __, 2003

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

     As used in this prospectus, the terms “we,” “us,” “Blue Rhino” and “the Company” refer to Blue Rhino Corporation and its direct and indirect subsidiaries, CPD Associates, Inc., QuickShip, Inc., Rhino Services, L.L.C., USA Leasing, L.L.C., Uniflame Corporation, Uniflame LLC, Blue Rhino Consumer Products, LLC, Platinum Propane, L.L.C., Ark Holding Company, LLC, Buffalo Propane LLC, Caribou Propane LLC, Javelina Propane LLC, Jayhawk Propane LLC, Platinum Propane of North Carolina, L.L.C. Platinum Propane of Georgia, L.L.C., Platinum Propane of Florida, L.P., Platinum Propane of Chicago, L.L.C., Platinum Propane of Los Angeles, L.L.C., Raven Propane LLC and Uni-Asia, Ltd., except where it is made clear that any such term means only the parent company. References to “current” or “currently” mean as of the date of this prospectus. The Blue Rhino name and logo, the names RhinoTUFF®, Tri-Safe®, Bison®, Uniflame®, UniGrill®, DuraClay®, GardenArt®, America’s Choice For Grill Gas®, Endless Summer®, Endless Summer Comfort®, Grill Gas®, Grill Gas & Design®, HarmonyTM, ShippingSpotTM and ShippingSpot and DesignTM, Grill AficionadoTM and SkeeterVacTM are our registered and pending trademarks. This prospectus may also include trademarks of other companies.

THE COMPANY

     We believe we are the leading national provider of propane grill cylinder exchange as well as a leading provider of complementary propane and non-propane products to consumers through many of the world’s greatest retailers. Our branded propane grill cylinder exchange service is offered at more than 26,000 retail locations in 48 states and Puerto Rico at leading home improvement centers, mass merchants, hardware, grocery and convenience stores. Our retail partners include Home Depot, Lowe’s, Wal#Mart, Sears, Kroger, Food Lion, Winn-Dixie, SuperAmerica, Circle K and ExxonMobil. Propane grill cylinder exchange provides consumers with a safe and convenient alternative to traditional propane tank refilling.

     We are a brand marketing company focused on increasing consumer demand, increasing market share, managing retailer and distributor relationships, managing distributor operations and managing our proprietary management information systems to leverage our transactional infrastructure. Our 46 distributors, many of which are independent, focus on the operational infrastructure of our cylinder exchange service including refilling, refurbishing and direct-store delivery of grill cylinders to retailers. On November 22, 2002, we acquired ten of our key distributors that serve territories representing approximately 45% of our cylinder exchange revenues as of the acquisition date. We believe that our distributor network, including both owned and independent distributors, affords us the opportunity to service approximately 90% of the cylinder exchange markets in the United States.

     Our products business segment is focused on propane appliances like propane grills and patio heaters that use propane cylinders as their fuel source in order to increase consumer demand for propane cylinder exchange. In addition, we currently offer non-propane products including charcoal grills, fireplace accessories and garden products. These products are sold through many of the same home improvement centers and mass merchants that offer our branded cylinder exchange service, as well as hearth and department stores throughout the United States. We also offer in-store retail shipping services, primarily at major grocery chains.

     Our principal executive offices are located at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104, and our telephone number is (336) 659-6900.

THE OFFERING

Securities offered	1,330,000 shares of common stock that may be offered and sold from time to time by certain of our stockholders, including 330,000 shares issuable upon the exercise of Additional Investment Rights held by the selling stockholders.

Offering price	All or part of the shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of the sale.

Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to purchase the shares of common stock offered under this prospectus.

Nasdaq symbol	RINO

RISK FACTORS

     You should carefully consider the risks described below before making the decision to purchase the shares of common stock offered hereunder. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also significantly impair our business, financial condition and results of operations.

     If any of the following risks actually occurs, our business, financial condition and results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Our revenues are concentrated with a limited number of retailers under nonexclusive arrangements that they may terminate at will. If one or more of these retailers were to materially reduce or terminate its business with us, our revenues may suffer.

     For fiscal 2002, Wal#Mart, Home Depot, and Lowe’s represented approximately 32%, 18% and 9% of our net revenues, respectively. None of our significant retail accounts are contractually bound to offer our cylinder exchange service or products. Therefore, retailers can discontinue our cylinder exchange service or sales of our products at any time and offer a competitor’s cylinder exchange service or products or none at all. Continued relations with a retailer depend upon various factors, including customer service, consumer demand, competition and cost. In addition, certain of our retailers have multiple vendor policies and may seek to offer a competitor’s cylinder exchange program or products competitive with our products at new or existing locations. If any significant retailer materially reduces, terminates or is unwilling to expand its relationship with us, our revenues may suffer.

If our distributors do not perform to our retailers’ expectations, or if we encounter difficulties in integrating our acquisitions of distributors or otherwise in managing our owned distributor operations, or if we and our distributors are not able to manage growth effectively, our retail relationships may be adversely impacted and our cylinder exchange business may suffer.

     We rely exclusively on our distributors to deliver our cylinder exchange service to retailers. Accordingly, our success depends on our ability to maintain existing distributor relationships and on the distributors’ ability to set up and adequately service retail accounts. Many of our distributors are independent as of the date of this prospectus, and we exercise only limited influence over the resources that they devote to cylinder exchange. Our retailers impose demanding service requirements on us, and we could suffer a loss of consumer or retailer goodwill if our distributors do not adhere to our quality control and service guidelines or fail to ensure an adequate and timely supply of cylinders at retail locations. The poor performance of a single distributor to a national retailer could jeopardize our entire relationship with that retailer and cause our cylinder exchange business to suffer.

     We have historically relied on an independent distributor network to provide the vehicles and other operational infrastructure necessary to operate cylinder exchange businesses and focused our resources on other aspects of our business. On November 22, 2002, we acquired Platinum Propane, L.L.C. and Ark Holding Company LLC and their respective subsidiaries, representing ten of our distributors that serve territories representing approximately 45% of our cylinder exchange revenues as of the acquisition date. Successful strategic acquisitions require, among other things, the successful integration of operations and management to realize the benefits sought. If we encounter difficulties in assimilating the operations and management of the acquired distributors, we may incur higher operating costs in the territories served by those distributors that we may not be able to recover through increased costs to our retailers or our service to the retailers served by those distributors may suffer. Moreover, we cannot be sure that these acquisitions will achieve the desired levels of revenues, profitability or productivity or will not adversely affect our cylinder exchange business.

     The number of retail locations offering Blue Rhino cylinder exchange and our corresponding sales have grown significantly over the past several years along with the creation of our distributor network. Accordingly, our distributors must be able to adequately service an increasing number of retail accounts. Certain distributors have experienced service problems in the past, particularly during peak demand periods such as holiday weekends. We must implement and improve operational and financial systems and train and manage our employee base in order to manage our expanding retailer and distributor relationships. If we or our distributors fail to manage our growth effectively, our cylinder exchange business may suffer.

If our suppliers of cylinders and valves do not perform to our expectations, our distributors may not be able to service our retail accounts and our cylinder exchange business may suffer.

     To adequately service our retail accounts, our distributors, both owned and independent, need a sufficient supply of cylinders and valves, and many rely on us to obtain them. There are a limited number of major cylinder suppliers and major valve suppliers worldwide. National Fire Protection Association (NFPA) guidelines published in the current form of Pamphlet 58 have increased the demand for cylinders and valves, and shortages occurred during the summer of 2002. If we or our distributors are unable to obtain sufficient quantities of cylinders or valves, delays or reductions in service could occur jeopardizing our retail relationships and causing our cylinder exchange business to suffer.

If we experience problems associated with the R4 Technical Center, our distributors may not be able to service our retail accounts and our cylinder exchange business may suffer.

     In May 2000, R4 Technical Center — North Carolina, LLC, a joint venture in which we own a 49% ownership interest and Platinum Propane, L.L.C., our wholly owned subsidiary, owns a 1% ownership interest, commenced operations of an automated propane bottling and cylinder refurbishing plant in North Carolina. Certain of our owned and independent distributors rely on the R4 Technical Center for their required supplies of refilled and refurbished cylinders. Management of the joint venture is effectively shared with Manchester Tank & Equipment Co., a 50% owner. If the R4 Technical Center experiences problems, whether operational, caused by management disagreements or otherwise, it may be unable to meet production goals, achieve targeted production costs or otherwise satisfy our distributors’ needs in which event the ability of our distributors to service our retail accounts may be adversely impacted and cause our cylinder exchange business to suffer. Furthermore, based on our ownership interest, we currently recognize up to 100% of the R4 Technical Center’s net earnings or losses. For the years ended July 31, 2002 and 2001, the R4 Technical Center incurred a net loss of $1,449,000 and $5,250,000, respectively. If the R4 Technical Center is unable to generate earnings, our business, financial condition and results of operations may suffer.

If we are unable to manage the impact of recent overfill prevention device valve guidelines, our cylinder exchange business may suffer.

     Guidelines published by the NFPA in the current form of Pamphlet 58 and adopted in many states require that all grill cylinders refilled after April 1, 2002 must be fitted with an overfill prevention device valve. If we or our distributors cannot satisfy the demand for compliant cylinders such that our retailers maintain an adequate supply, our retailer relationships and our cylinder exchange business may suffer. In addition, we have fixed in advance the price per cylinder exchange unit charged to our retailers. When pricing, we make certain assumptions with regard to the number of cylinders that will already have an overfill prevention device valve when presented for exchange, on which our margins will be greater, and the number of cylinders that will need an overfill prevention device valve. If our actual experience is inconsistent with our assumptions, our margins on sales to that retailer may be lower than expected, which may have an adverse effect on our financial condition and results of operations.

We face competition from major propane providers and other grill cylinder exchange providers.

     Major propane providers, such as AmeriGas Propane Partners, L.P., Ferrellgas Propane Partners, L.P., Heritage Propane Partners, L.P. and Suburban Propane Partners, L.P., could establish new cylinder exchange businesses or expand their existing cylinder exchange businesses nationally. These major propane providers have greater resources than we do and may be able to undertake more extensive marketing campaigns and adopt more aggressive pricing policies than we can. We also compete with numerous regional cylinder exchange providers, which typically have operations in a few states, and with local cylinder exchange providers. If these competitors expand their cylinder exchange programs or new competitors enter the market or grow to compete with us on a national scale, our market share and gross margins could decrease.

We depend on our management information systems to manage all aspects of our business effectively.

     We depend on our management information systems (MIS) to process orders, manage inventory and accounts receivable collections, maintain distributor and customer information, maintain cost-efficient operations and assist distributors in delivering products on a timely basis. In addition, our staff of MIS professionals relies heavily on the support of several key consultants. Any disruption in the operation of our MIS, loss of employees knowledgeable about such systems, termination of our relationship with one or more of these key consultants or failure to continue to modify such systems effectively as our business expands could negatively affect our business.

If we are unable to protect our intellectual property, we may lose assets or require costly litigation to protect our rights.

     We consider our trademarks, particularly the Blue Rhino logo and name, and the design of our product packaging to be valuable to our business and the establishment of our national branded cylinder exchange program. We rely on a combination of copyright and trademark laws and other arrangements to protect our proprietary rights and could incur substantial expense to enforce our rights under copyright or trademark laws. The requirement to change any of our trademarks, service marks or trade names could entail significant expense and result in the loss of any goodwill associated with that trademark, service mark or trade name, and adversely impact our ability to apply for copyrights and additional trademarks in the future.

Propane supplies and costs are unpredictable and propane price increases could adversely impact our profit margins.

     Our distributors purchase propane from natural gas providers and oil refineries that produce propane as a by-product of the refining process. The R4 Technical Center, which operates the automated propane bottling and cylinder refurbishing plant in North Carolina, also purchases propane. The supply and price of propane fluctuates depending upon underlying natural gas and oil prices and the ability of suppliers to deliver propane. A substantial increase in propane prices could lead to decreased profit margins for us or our distributors and could impact our distributors’ ability or, in the case of our independent distributors, desire to service our retail accounts which could negatively affect our business.

Propane is a volatile product and we face potential product liability.

     Propane is a gas which, if exposed to flame or high pressure, may ignite or explode, potentially causing significant property damage and bodily harm. In the past, fires and other incidents have occurred at refurbishing and refilling facilities operated by our distributors that resulted in bodily injuries and substantial property damage. Because of the volatility of propane, accidents may occur during the refurbishing, refilling, transport, storage, exchange, use or disposal of cylinders. Because we own certain distributors that perform these activities and, even with respect to our independent distributors, because the Blue Rhino name and logo are prominently displayed on all cylinders and cylinder displays, we could be subjected to damage claims. In addition, we offer or will offer propane-fueled appliances like grills, patio heaters and mosquito exterminators that use propane cylinders as their fuel source. Accidents may occur while using the appliances due to misuse or malfunction, resulting in property damage and bodily harm. We also sell an overfill protection device (OPD) valve for use in propane cylinders. Accidents may occur while using propane cylinders fitted with this valve due to misuse or failure, resulting in property damage or bodily harm. Because we have offered these propane appliances and OPD valves to consumers, we could be subject to damage claims. We could also be subject to claims related to manufacturing defects or workplace accidents that may occur at the R4 Technical Center’s automated propane bottling and cylinder refurbishing plant or at any production facilities of our owned distributors. If an accident happens, we could incur substantial expense, receive adverse publicity and suffer a loss of sales. We cannot be sure that insurance will provide sufficient coverage in any particular case or that we or our distributors will be able to continue to obtain desired insurance coverage at an acceptable cost.

     In addition to damage claims, any cylinder-related accident (or intentional wrongdoing) involving personal injury could affect our reputation and the perceived benefits of cylinder exchange and, particularly if the accident were to trigger adverse publicity, could affect the willingness of retailers to continue to offer, or consumers to continue to use, cylinder exchange, any of which may cause our business, financial condition and results of operations to suffer.

Failure to comply with the regulations applicable to propane may subject us to fines, penalties or injunctions that may negatively affect our cylinder exchange business.

     Federal, state and local authorities regulate the transportation, handling, storage and sale of propane in order to protect consumers, employees, property and the environment. The handling of propane in many regions of the United States is subject to guidelines published by the NFPA in the current form of Pamphlet 58. These guidelines require that all cylinders produced or recertified after September 30, 1998 and all grill cylinders refilled after April 1, 2002 must be fitted with an OPD valve. Failure of our owned or independent distributors to comply with these regulations could subject us to potential remedial action for violation of such regulations, which could result in fines, penalties and/or injunctions.

Potential retail partners may not be able to obtain necessary permits or may be substantially delayed in obtaining necessary permits, which may adversely impact our ability to grow our cylinder exchange retail locations.

     Local ordinances, which vary from jurisdiction to jurisdiction, generally require retailers to obtain permits to store and sell propane cylinders. These ordinances influence retailers’ acceptance of cylinder exchange, distribution methods, cylinder packaging and storage. The ability and time required to obtain permits varies by jurisdiction. Delays in obtaining permits have from time to time significantly delayed the installation of new retail locations. Some jurisdictions have refused to issue the necessary permits, which has prevented some installations. Certain jurisdictions may also impose additional restrictions on our ability to market and our distributors’ ability to transport cylinders or otherwise maintain our cylinder exchange program. Violations of current or future regulations by us or our distributors, may cause our cylinder exchange business to suffer.

Adverse changes in the prevailing political or economic climates in China could reduce the supply of products available to us to import for sale or require us to incur substantial additional expense to import products for sale.

     We rely on the products segment of our business for a significant percentage of our net sales. We currently import a substantial percentage of our products from companies based in China. As a result, we may be adversely affected by changes in the prevailing political or economic climates in China. In addition, if China were to lose its “most favored nation” trade status with the United States, there would likely be an increase in duty for our products, which may cause our business, financial condition and results of operations to suffer.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements relate to our plans, objectives, estimates, goals, future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology.

     These forward-looking statements are not guarantees of our future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, among other things, those listed under “Risk Factors” in this prospectus or described under “Business — Additional Factors that may Affect our Business or Future Results” in our Annual Report on Form 10-K for the year ended July 31, 2002 or described in subsequent filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are incorporated by reference in this prospectus.

     The effects of these risks, uncertainties and other factors are difficult to predict. New risk factors emerge from time to time, and we cannot assess the potential impact of any such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those expressed or implied by any forward-looking statement. Forward-looking statements speak only as of the date of this prospectus. To the extent permitted by applicable law, we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC’s Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Our Internet address is http://www.bluerhino.com. You may also review information about our company at the offices of Nasdaq, located at 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Statements that we make in this prospectus, or that we incorporate by reference in this prospectus, concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of this offering, as well as the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended July 31, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2002;

•	Our Current Reports on Form 8-K/A filed November 14, 2001 and on Form 8-K filed November 22, 2002, November 27, 2002 and December 23, 2002; and

•	The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act as filed with the SEC on May 19, 1998.

     You may request a copy of any of these filings, at no cost to you, by writing or telephoning us at the following address and telephone number: Mark Castaneda, Chief Financial Officer, Blue Rhino Corporation, 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104; telephone number (336) 659-6900.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We would receive proceeds from the selling stockholders upon any exercise of the Additional Investment Rights, any such proceeds to be used for general corporate purposes.

SELLING STOCKHOLDERS

     Of the 1,330,000 shares offered hereby, 1,000,000 shares were acquired by the selling stockholders from us in a private placement on December 20, 2002 and 330,000 shares are issuable upon the exercise of Additional Investment Rights acquired by the selling stockholders from us in that private placement.

     The initial holders, or their pledgees, donees, distributees, transferees or other successors-in-interest (including, for example, partners in a partnership receiving a distribution of the shares), who are collectively referred to in this prospectus as the selling stockholders, may from time to time offer and sell any and all of the shares of common stock offered under this prospectus.

     The following table sets forth, for each selling stockholder, the amount of Blue Rhino common stock owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be owned after completion of this offering (assuming the sale of all shares offered under this prospectus). None of the selling stockholders has had any position, office or other relationship material to Blue Rhino with Blue Rhino or any of its affiliates within the past three years.

						Percentage
					Shares to be Owned	Ownership after
			Shares Offered		after Completion of	Completion of this
Name	Shares Owned		Hereby		this Offering	Offering

Mainfield Enterprises, Inc.	798,000	(1)	798,000	(1)	0	0
Smithfield Fiduciary LLC	532,000	(2)	532,000	(2)	0	0

(1)	Includes 198,000 shares issuable upon the exercise of an Additional Investment Right exercisable at any time after the earlier of March 20, 2003 or the date on which this registration statement becomes effective until the 90th trading day after the date on which this registration statement becomes effective. Pursuant to an investment management agreement, Eldad Gal has voting control and investment discretion over securities held by Mainfield Enterprises, Inc. Eldad Gal disclaims beneficial ownership of the shares held by Mainfield Enterprises, Inc.

(2)	Includes 132,000 shares issuable upon the exercise of an Additional Investment Right exercisable at any time after the earlier of March 20, 2003 or the date on which this registration statement becomes effective until the 90th trading day after the date on which this registration statement becomes effective. Highbridge Capital Management, LLC (“HCM”) is the trading manager of Smithfield Fiduciary LLC (“Smithfield”) and has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control HCM. HCM, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the shares held by Smithfield.

PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholders may also engage in short sales against the box (including transactions involving short sales by broker-dealers), puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Each broker-dealer engaged by the selling stockholders must be registered or licensed in each state in which such broker-dealer conducts offers and sales of the selling stockholders’ shares. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus only if and after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus, to the extent such supplement is required under the Securities Act.

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus only if and after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus, to the extent such supplement is required under the Securities Act.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     As used herein, the term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

     Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required under the Securities Act, pursuant to Rule 424(b) under the Securities Act, disclosing: (1) the name of the selling stockholder and of the participating broker-dealer(s) or underwriter(s), (2) the number of shares involved, (3) the price at which such shares were or will be sold, (4) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (5) that, as applicable, such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a prospectus supplement, if required under the Securities Act.

     We have agreed to pay all fees and expenses incident to the registration of the shares of common stock, including $10,000 of fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

     The validity of the common stock being offered hereby has been passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina. As of the date of this prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 1,000 shares of our common stock.

EXPERTS

     The consolidated financial statements of Blue Rhino Corporation appearing in Blue Rhino Corporation’s Form 10-K for the year ended July 31, 2002, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

Amount to Be
Paid by Registrant

SEC registration fee	$2,186
Legal fees and expenses	$20,000
Accounting fees and expenses	$16,500
Printing and engraving expenses	$2,500
Miscellaneous	$5,000
Total	$46,186

     The Registrant intends to pay all expenses of registration, issuance and distribution, except that the selling stockholders shall pay all applicable selling commissions, brokerage fees and stock transfer taxes, if any.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes indemnification of directors, officers, employees and agents of the Registrant, allows the advancement of costs of defending against litigation, and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

     Under the provisions of the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (“Charter”), and the Registrant’s Amended and Restated Bylaws (“Bylaws”), any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding shall be indemnified to the fullest extent authorized by the DGCL. Accordingly, any such officer or director shall be indemnified against any and all liability and loss suffered or incurred and expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer: (i) if the Board of Directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; or (ii) to the extent that such director or officer has been successful on the merits or otherwise in defense of any such action, suit or proceeding.

     As permitted by the DGCL, indemnification under the Bylaws includes payment or reimbursement by the Registrant of the reasonable expenses incurred by any director or officer in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the Registrant has first received an undertaking, for which the Registrant may require security, by the indemnified director or officer to repay such advance in full if it is ultimately determined that such director or officer is not entitled to indemnification under the Bylaws or otherwise. The Bylaws further provide that the Registrant is not responsible for the indemnification of any person seeking indemnification in connection with a proceeding initiated by such person unless the initiation was approved by the Board of Directors of the Registrant.

     As permitted by the DGCL, (i) the Charter and Bylaws provide that such indemnification rights are not exclusive of any other rights to which such directors or officers may be entitled under the Charter or the Bylaws, as the same may be amended from time to time, any agreement, any vote of stockholders or disinterested directors, or otherwise, and (ii) the Bylaws permit, and the Registrant carries, directors’ and officers’ insurance covering its executive officers and directors.

ITEM 16. EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	Form of Certificate of Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 dated May 18, 1998)
4.2(a)	Second Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended July 31, 2000)
4.2(b)	Certificate of Designation, Rights and Preferences of Series A Convertible Preferred Stock dated September 7, 2000 (incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-3 dated September 25, 2000)
4.2(c)	Certificate of Designation, Number of Authorized Shares of Series A Convertible Preferred Stock dated October 25, 2000 (incorporated by reference to Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the year ended July 31, 2000)
4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 dated March 10, 1998)
4.4	Securities Purchase Agreement dated as of December 20, 2002 among the Company and the purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 23, 2002)
4.5	Form of Additional Investment Right dated as of December 20, 2002 and issued to the purchasers identified on the signature pages to the Securities Purchase Agreement dated as of December 20, 2002 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed December 23, 2002)
5	Opinion of Womble Carlyle Sandridge & Rice, PLLC
23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP
23.3	Consent of Ernst & Young LLP
23.4	Consent of Ernst & Young LLP
24	Power of Attorney

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 of Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on January 7, 2003.

BLUE RHINO CORPORATION

By:	/s/ Billy D. Prim

Billy D. Prim Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on January 7, 2003.

/s/ Billy D. Prim Billy D. Prim		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Mark Castaneda* Mark Castaneda		Secretary, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

/s/ Andrew J. Filipowski* Andrew J. Filipowski		Vice Chairman of the Board

/s/ Richard A. Brenner* Richard A. Brenner		Director

/s/ Steven D. Devick* Steven D. Devick		Director

/s/ Robert J. Lunn* Robert J. Lunn		Director

/s/ John H. Muehlstein* John H. Muehlstein		Director

/s/ David L. Warnock* David L. Warnock		Director

*By:	/s/ Billy D. Prim Billy D. Prim Attorney-in-Fact

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